EXHIBIT 23.3

Xerium Technologies, Inc.

CONSENT TO BE NAMED AS DIRECTOR NOMINEE

I hereby consent to being named as a nominee to the board of directors of Xerium Technologies, Inc. in its Registration Statement on Form S-1 and any and all amendments and supplements thereto, to be filed with the U.S. Securities and Exchange Commission, and to the filing of this consent as an exhibit to the Registration Statement.

/s/ EDWARD PAQUETTE

Edward Paquette

April 21, 2004